UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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TRANSACTION SYSTEMS ARCHITECTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 24, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Transaction Systems Architects, Inc. to be held on Tuesday, March 7, 2006, at 10:00 a.m. local time at the Omaha Marriott Hotel located at 10220 Regency Circle, Omaha, Nebraska.

Details of the business to be conducted at the 2006 Annual Meeting of Stockholders are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Please use this opportunity to take part in the affairs of your company. Whether or not you plan to attend the annual meeting, please complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope, or vote via the Internet or telephone. Please refer to the enclosed proxy card for instructions on voting via the Internet or telephone or, if your shares are registered in the name of a broker or bank, please refer to the information forwarded by the broker or bank to determine if Internet or telephone voting is available to you.

On behalf of the Board of Directors, we appreciate your continued interest in your company.

Sincerely,

Harlan F. Seymour
Chairman of the Board of Directors

TRANSACTION SYSTEMS ARCHITECTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on March 7, 2006

The 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Transaction Systems Architects, Inc. (the “Company”) will be held on Tuesday, March 7, 2006, at 10:00 a.m. local time at the Omaha Marriott Hotel located at 10220 Regency Circle, Omaha, Nebraska, for the following purposes:

1.               To elect six directors to hold office until the 2007 Annual Meeting of Stockholders;

2.               To vote upon a proposal to ratify the appointment of KPMG LLP as the Company’s independent auditor; and

3.               To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has fixed the close of business on January 6, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. Each share of the Company’s Common Stock (formerly Class A Common Stock) is entitled to one vote on all matters presented at the Annual Meeting.

ALL HOLDERS OF THE COMPANY’S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD ENCLOSED WITH THIS NOTICE OR VOTE VIA THE INTERNET OR TELEPHONE. FOR FURTHER DETAILS, SEE “PROXY VOTING AND REVOCABILITY OF PROXIES” IN THE PROXY STATEMENT.

By Order of the Board of Directors,

Dennis P. Byrnes Secretary

January 24, 2006

TABLE OF CONTENTS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES	1
PROPOSAL 1 — ELECTION OF DIRECTORS	3
GENERAL INFORMATION REGARDING THE BOARD AND ITS COMMITTEES	4
CORPORATE GOVERNANCE	7
REPORT OF AUDIT COMMITTEE	10
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITOR	11
INFORMATION REGARDING STOCK OWNERSHIP	13
INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION	14
EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS	19
REPORT OF COMPENSATION COMMITTEE	22
PERFORMANCE GRAPH	26
ANNUAL REPORT	26
STOCKHOLDER PROPOSALS	27
OTHER MATTERS	27
ANNEX A — AUDIT COMMITTEE CHARTER	A-1

This Proxy Statement contains a report issued by the Company’s Compensation Committee relating to executive compensation for fiscal 2005, a report issued by the Company’s Audit Committee relating to certain of its activities during fiscal 2005, and a chart titled “Company Stock Performance Graph.” Stockholders should be aware that under Securities and Exchange Commission rules, these committee reports and the stock price performance chart are not considered “filed” with the Securities and Exchange Commission under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

TRANSACTION SYSTEMS ARCHITECTS, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
to be held on March 7, 2006

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

This Proxy Statement is being furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of Transaction Systems Architects, Inc. (the “Company” or “TSA”) of proxies to be used at the 2006 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, March 7, 2006, at 10:00 a.m. local time at the Omaha Marriott Hotel located at 10220 Regency Circle, Omaha, Nebraska, and any postponement or adjournment thereof. A copy of the Company’s annual report to stockholders, including the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2005 (“fiscal 2005”), which includes the Company’s financial statements for fiscal 2005 (the “Annual Report”), accompanies this Proxy Statement.  Beginning on or about January 24, 2006, this Proxy Statement, the accompanying proxy card and the Annual Report are being mailed to holders of the Company’s Common Stock, $.005 par value per share (formerly Class A Common Stock) (“Common Stock”).

Proxy Voting and Revocability of Proxies

The shares of the Company’s Common Stock, represented by the proxies received pursuant to this solicitation and not timely revoked will be voted at the Annual Meeting. A holder of Common Stock who has given a proxy may revoke it prior to its exercise either by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not itself revoke a proxy; however, any stockholder who attends the Annual Meeting may revoke a previously submitted proxy by voting in person. Subject to any such revocation, all Common Stock represented by properly executed proxies will be voted in accordance with the specifications on the proxy. If no such specifications are made, proxies will be voted FOR each proposal described herein and, as to any other matter that may be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the same.

Stockholders whose shares of Common Stock are registered directly with the Company’s transfer agent, Wells Fargo Bank Minnesota, National Association (“Wells Fargo”), may vote via the Internet or telephone. Stockholders should refer to the enclosed proxy card for instructions on voting via the Internet or telephone. The Internet and telephone voting facilities for stockholders of record will close at 12:00 p.m. CST (Omaha time) on March 6, 2006. Stockholders whose shares are registered in the name of either a broker or bank should refer to the information forwarded by either the broker or bank to determine if Internet or telephone voting is available to them.

Record Date, Outstanding Shares and Quorum

Only holders of Common Stock of record at the close of business on January 6, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 37,153,247 shares of Common Stock issued and outstanding, excluding 3,420,508 shares of Common Stock held as treasury stock by the Company. Shares of Common Stock held as treasury stock are not entitled to be voted. Each stockholder is entitled to one vote per share of Common Stock held on all matters to be voted on by the Company’s stockholders.

Stockholders may not cumulate their votes in the election of directors. Unless the context requires otherwise, any reference to “shares” in this Proxy Statement refers to all shares of Common Stock entitled to vote at the Annual Meeting. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum.

Proxy Solicitation

The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. The Company has retained Wells Fargo to assist the Company with its solicitation of proxies at a cost of approximately $4,000, plus normal out-of-pocket expenses.

Treatment of Abstentions and Broker Non-Votes

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares present in person or by proxy at the Annual Meeting with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. The effect of an abstention on the outcome of the voting on a particular proposal depends on the vote required to approve that proposal, as described in the “Vote Required” section below.

“Broker non-votes” are shares present by proxy at the Annual Meeting and held by brokers or nominees as to which (i) instructions to vote have not been received from the beneficial owners and (ii) the broker or nominee does not have discretionary voting power on a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of shares present in person or by proxy at the Annual Meeting with respect to a particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Vote Required

Election of a director requires the affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at a meeting at which a quorum is present. The six persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Since only affirmative votes count for this purpose, abstentions will not affect the outcome of the voting on Proposal 1.

With respect to Proposal 2, the ratification of the appointment of the independent registered public accounting firm (the “independent auditor”), a stockholder may mark the accompanying proxy card to (i) vote for the matter, (ii) vote against the matter, or (iii) abstain from voting on the matter. The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on Proposal 2 is required for the approval of Proposal 2. Because only a majority of shares actually voting is required to approve Proposal 2, an abstention will have no effect on the outcome of the voting on Proposal 2.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of seven members. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that from time to time the Board can fix the authorized number of directors on the Board but such number shall be no fewer than three nor more than nine. In accordance with the Company’s Bylaws, the Board has reduced the size of the Board to six members effective as of the Annual Meeting. Gregory D. Derkacht will not stand for re-election at the Annual Meeting. Mr. Derkacht has provided outstanding service to the Company and its stockholders both as a director and as the former President and Chief Executive Officer (“CEO”) of the Company. Mr. Derkacht’s contributions are greatly appreciated.

The Board has nominated for re-election as directors Roger K. Alexander, John D. Curtis, Philip G. Heasley, Jim D. Kever, Harlan F. Seymour and John E. Stokely, each to serve until the 2007 Annual Meeting of Stockholders and thereafter, until his respective successor is duly elected and qualified. The Company expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that each share represented by proxy at the Annual Meeting will be voted for the election of another nominee to be designated by the Board to fill any such vacancy. Biographical information regarding each nominee is set forth below.

Nominees

Roger K. Alexander.   Mr. Alexander has been a director of the Company since February 2000. In January 2006, Mr. Alexander was appointed Chief Executive Officer of euroConex Technologies Ltd., an affiliate of NOVA Information Systems, a wholly owned subsidiary of U.S. Bancorp (NYSE: USB). Based in the United Kingdom, euroConex provides integrated payment processing services to financial institutions and merchants. From October 2002 to December 2005, Mr. Alexander served as the Chief Executive Officer of S2 Card Services Ltd. (formerly Switch Card Services), a privately-held debit card service company based in the United Kingdom. From January 2000 to October 2002, Mr. Alexander was a partner in the London office of Edgar, Dunn & Company, a management-consulting firm based in San Francisco. From 1994 through 1999, Mr. Alexander was Managing Director of Barclays Bank Emerging Markets Group, a division of Barclays Bank plc, based in London, England. Mr. Alexander also serves as a director on a private company board. Mr. Alexander is 57 years old.

John D. Curtis.   Mr. Curtis has been a director of the Company since March 2003. Since August 2002, Mr. Curtis has provided legal and business consulting services to various clients. From July 2001 to July 2002, Mr. Curtis was General Counsel of Combined Specialty Corporation and a director of Combined Specialty Insurance Company, wholly-owned subsidiaries of Aon Corporation (NYSE: AOC). From November 1995 to July 2001, when Aon Corporation acquired the company, Mr. Curtis was President of First Extended, Inc., a holding company with two principal operating subsidiaries: First Extended Service Corporation, an administrator of vehicle extended service contracts and FFG Insurance Company, a property and casualty insurance company. Mr. Curtis is 65 years old.

Philip G. Heasley.   Mr. Heasley has been a director and President and Chief Executive Officer of the Company since March 2005. Mr. Heasley has a comprehensive background in payment systems and financial services. From October 2003 to March 2005, Mr. Heasley served as Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services. Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from October 2000 to September 2003. Prior to joining First USA Bank, from 1987 until 2000, Mr. Heasley served in various capacities for U.S. Bankcorp, including Executive Vice President, and President and Chief Operating Officer. Mr. Heasley is 56 years old.

Jim D. Kever.   Mr. Kever has been a director of the Company since November 1996. Mr. Kever is a member of Voyent Partners, LLC, a privately-held investment firm. Mr. Kever has held various positions with Envoy Corporation, which provides electronic processing services, primarily to the health care industry, and which became a wholly-owned subsidiary of Quintiles Transnational Corp. in March 1999. From June 1995 until May 2001, Mr. Kever served as Envoy’s President and Chief Executive Officer. Mr. Kever is also a director of (i) Luminex Corporation (NASDAQ: LMNX), a biological test manufacturer, (ii) 3D Systems Corporation (NASDAQ: TDSC), an imaging system manufacturer, and (iii) Tyson Foods, Inc. (NYSE: TSN), which produces, distributes and markets beef, chicken, pork and prepared foods. Mr. Kever is 53 years old.

Harlan F. Seymour.   Mr. Seymour has been a director of the Company since May 2002, and has served as Chairman of the Board since September 2002. Mr. Seymour is presently the sole owner of HFS, LLC, a privately-held investment firm. From June 2000 to March 2001, Mr. Seymour served as Executive Vice President of Envoy Corporation, which provides electronic processing services, primarily to the health care industry, and which became a wholly-owned subsidiary of Quintiles Transnational Corp. in March 1999. From March 1999 to June 2000, Mr. Seymour served as an independent consultant to Envoy Corporation. From July 1997 to March 1999, Mr. Seymour served as Senior Vice President of Envoy Corporation. Mr. Seymour is also a director of SCP Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, and serves on its audit and governance committees. Mr. Seymour also serves as a director on three private company boards. Mr. Seymour is 55 years old.

John E. Stokely.   Mr. Stokely has been a director of the Company since March 2003. Since August 1999, Mr. Stokely has served as President of JES, Inc., an investment and consulting firm providing strategic and financial advice to companies in various industries. From 1995 to 1999, Mr. Stokely served as President, Chief Executive Officer and Chairman of the Board of Richfood Holdings, Inc., a publicly-traded FORTUNE 500 food retailer and wholesale grocery distributor, which merged with Supervalu Inc. (NYSE: SVU) in August 1999. Mr. Stokely is also a director of (i) Performance Food Group Company (NASDAQ: PFGC), a foodservice distributor, (ii) O’Charley’s Inc. (NASDAQ: CHUX), a casual dining restaurant company, and (iii) SCP Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment. Mr. Stokely is 53 years old.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

GENERAL INFORMATION
REGARDING THE BOARD AND ITS COMMITTEES

Director Independence

The Company is governed by a Board of Directors. In accordance with the Company’s Corporate Governance Guidelines, at least two-thirds of the Board must consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the National Association of Securities Dealers (“NASD”) listing standards. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

All members of the Company’s standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee must be independent directors as defined by the Company’s Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission (the “Commission” or “SEC”) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation.

Board Meetings

The Board held 23 meetings during fiscal 2005 with 15 of the Board meetings conducted as telephonic meetings. Each director who was a member of the Board during fiscal 2005 attended more than 90% of the meetings of the Board and the Board committees on which he served except that Mr. Derkacht attended 74% of the meetings, recusing himself from five meetings based on the subject matter of those meetings. The Board has adopted a policy that requires all directors to attend the Company’s annual meetings of stockholders unless it is not reasonably practicable for a director to do so. All of the directors attended the Company’s 2005 annual meeting.

Board Committees and Committee Meetings

The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent registered public accounting firm. Additional information regarding the Audit Committee of the Board (the “Audit Committee”) is included in the “Report of Audit Committee” below.

The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation, and generally administers the Company’s equity award and stock option plans, including reviewing and granting stock options and other equity awards to the Company’s executive officers, but excluding the grant of stock option and other equity awards, if any, to independent directors. The Compensation Committee also reviews and determines various other Company compensation policies and matters. Additional information regarding the Compensation Committee of the Board (the “Compensation Committee”) is included in the “Report of Compensation Committee” below.

The Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) reviews and reports to the Board on a periodic basis with regard to matters of corporate governance and assists the Board in fulfilling its responsibilities to assure that the Company is governed in a manner consistent with the interests of the Company’s stockholders. Additional information regarding the Corporate Governance Committee is included in the “Corporate Governance” section below.

The table below provides membership and meeting information for each of the Board committees for fiscal 2005:

Nominating and
Name	Audit		Compensation		Corporate Governance
Roger K. Alexander	X		X	*
John D. Curtis	X				X	*
Jim D. Kever			X
Frank R. Sanchez	X	(1)
Harlan F. Seymour			X		X
John E. Stokely	X	*			X
Total Meetings in Fiscal 2005	14	(2)	9	(3)	10	(4)

*                    Denotes individual serves as chairman of the committee

(1)            Mr. Sanchez served on the Audit Committee and the Company’s Board of Directors until March 8, 2005.

(2)            Nine of the fourteen Audit Committee meetings were held telephonically.

(3)            Four of the nine Compensation Committee meetings were held telephonically.

(4)            Five of the ten Nominating and Corporate Governance Committee meetings were held telephonically.

Director Compensation

It is the Board’s general policy that compensation for independent directors should be a mix of cash and equity-based compensation. As part of a director’s total compensation, and to create a direct linkage with corporate performance and stockholder interests, the Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based on, the value of appreciation in the Company’s Common Stock. The Company does not pay its employee directors for Board service in addition to their regular employee compensation.

Prior to setting fiscal 2005 independent director compensation, the Company engaged Watson Wyatt to evaluate the competitiveness of the Company’s independent director compensation. Utilizing a peer group of similar companies, Watson Wyatt provided an assessment of the Company’s independent director compensation. This assessment was considered in establishing the current compensation program for independent directors.

The independent director compensation program currently provides that each independent director receives a $10,000 quarterly fee. The Chairman of the Board receives an additional $5,000 quarterly fee. The chairman of the Audit Committee receives an additional $2,500 quarterly fee and independent directors that serve on the Audit Committee receive an additional $1,000 quarterly fee. Each Board committee chairman, other than the chairman of the Audit Committee, receives an additional $1,250 quarterly fee and independent directors who serve on the Board committees, other than the Audit Committee, receive an additional $750 quarterly fee for service on each committee. Each independent director receives $2,000 for each Board or Board committee meeting attended in person and $1,000 for each Board or Board committee meeting attended by telephone. All directors are reimbursed for expenses incurred in connection with attendance at Board and Board committee meetings and the Company’s annual meetings of stockholders.

In fiscal 2005, the Company’s independent directors were each granted a non-qualified option to purchase 8,000 shares of Common Stock pursuant to the Company’s 2005 Equity and Performance

Incentive Plan (the “2005 Incentive Plan”). All stock options granted under the 2005 Incentive Plan are issued with an exercise price equal to the closing sale price (price for last trade) of the Common Stock as reported by The NASDAQ Stock Market for the day preceding the date of grant. The independent director options will vest on the earlier to occur of (i) the date which is one year following the date of grant, and (ii) the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring following the date of grant. The independent director options provide for accelerated vesting upon the director’s death or disability or upon a change in control of the Company. Future equity awards will be granted at the discretion of the Corporate Governance Committee based upon continued evaluations of the competitive assessment of the Company’s independent director compensation and the level of Board and committee responsibilities and time commitments.

In fiscal 2005, the Corporate Governance Committee adopted a policy that strongly encourages ownership of the Company’s Common Stock by the Company’s directors in order to further align the interests of the Board to the long-term success of the Company and the interests of its stockholders.

CORPORATE GOVERNANCE

The Company is committed to maintaining the highest standards of business conduct and corporate governance, which it believes are essential to running its business efficiently, serving stockholders well and maintaining the Company’s integrity in the marketplace. The Board has a standing Nominating and Corporate Governance Committee (“Corporate Governance Committee”) which operates pursuant to a charter. The full text of the Nominating and Corporate Governance Committee charter is published on the Company’s website at www.tsainc.com in the Investor Relations — Corporate Governance section. The Corporate Governance Committee members are Messrs. Curtis, Seymour and Stokely, each of whom is “independent” as defined in Rule 4200(a) of the NASD listing standards.

The Corporate Governance Committee regularly monitors corporate governance developments and reviews Company policies, processes and procedures in light of these developments to ensure that the Company and the Board adhere to “best practices” in this arena. The Corporate Governance Committee also provides advice to the Board with respect to:

•       Board organization, membership and function;

•       Compensation of the Company’s directors, including their compensation for service on committees of the Board;

•       Board committee structure, membership and purpose;

•       The Company’s Corporate Governance Guidelines;

•       Oversight of the Company’s policies and positions regarding significant stockholder relations issues;

•       Evaluation of, and successor planning for, the CEO and other executive officers; and

•       Other matters relating to corporate governance and the rights and interests of the Company’s stockholders.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines are designed to ensure that the Board follows practices and procedures that serve the best interests of the Company and its stockholders. The Corporate Governance Committee is responsible for overseeing these guidelines and making recommendations to the Board regarding any changes. These guidelines address, among other things, the following topics:

•       Performance assessments of the Board and its committees;

•       Composition and independence of the Board and its committees;

•       Director orientation and continuing education;

•       Policy on directors that change corporate affiliations; and

•       Management responsibilities and Board access to management.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics for directors, officers (including the Company’s principal executive officer, principal financial officer, principle accounting officer and controller) and employees. The Company has also adopted a Code of Ethics for the CEO and Senior Financial Officers. The Company maintains a corporate governance page on its website at www.tsainc.com in the Investors — Corporate Governance section that includes key information about corporate governance matters, including copies of its Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for the CEO and Senior Financial Officers, and the charter for each Board committee.

Director Nomination Process

The role of the Company’s Corporate Governance Committee includes identifying, evaluating and recommending director candidates to the Board. In fiscal 2005, the Company hired a director search firm to assist the Corporate Governance Committee in identifying and evaluating potential director nominees and paid the search firm $112,000 (which includes expenses) for its services. The Company has since terminated this service. However, the Corporate Governance Committee continues to consider director candidates, including individuals identified through this search firm. The Corporate Governance Committee takes into consideration the following criteria in selecting and evaluating director candidates:

•       Independent Directors.   The Board should include at least enough independent directors (as determined by NASD rules and applicable laws and regulations) to satisfy the independent director requirements of such rules, laws and regulations.

•       Other Directors.   Subject to the right of the Corporate Governance Committee and the Board to decide otherwise when appropriate, the Company’s CEO generally should be a director. Additionally, depending on the circumstances, certain other members of management, as well as individuals having relationships with the Company that prevent them from being independent directors, may be deemed to be appropriate members of the Board.

•       General Criteria for Each Director.   Candidates for positions on the Board should possess certain qualities. In particular, a director should:

•        be an individual of the highest character and integrity;

•        be free of any conflict of interest that would violate any applicable laws, rules, or regulations or interfere with the proper performance of the responsibilities of a director;

•        be willing and able to devote sufficient time to the affairs of the Company; and

•        have the capacity and desire to represent the balanced, best interests of the Company’s stockholders as a whole.

In addition to the foregoing general criteria, the Corporate Governance Committee may consider specific criteria relating to the skills, experience, particular areas of expertise, specific backgrounds and other characteristics that may enhance the effectiveness of the Board and its committees.

The existing Board is the source of all of the current nominees for director, each of whom is an incumbent director. The Corporate Governance Committee based its decision to re-nominate these incumbent directors on its consideration of each individual’s contributions, including the value of his or her experience as a director, the current composition of the Board and its committees, the availability of other potential director nominees and the Company’s needs. The Board continues to identify and evaluate potential director candidates, including individuals identified through the director search firm referred to above.

Stockholder Recommendations for Director Nominees

The Corporate Governance Committee will consider stockholder recommendations for candidates for the Board furnished to the Company as set forth below in the section entitled “Stockholder Communications with the Board.”

The Corporate Governance Committee did not receive, by a date not later than the 120th calendar day before the date of the Company’s proxy statement released to security holders in connection with its 2005 Annual Meeting of Stockholders, a recommended nominee for election at this Annual Meeting, from a security holder that beneficially owned more than 5% of the outstanding Common Stock for at least one year as of the date the recommendation was made, or from a group of security holders that beneficially owned, in the aggregate, more than 5% of the Company’s outstanding Common Stock, with each of the securities used to calculate that ownership held for at least one year as of the date the recommendation was made.

Stockholder Nomination Process

Pursuant to the Company’s Bylaws, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been received by the Secretary of the Company not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders.

Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had the nominee been nominated, or intended to be nominated, by the Board; and (v) the consent of each nominee to serve as a director of the Company if so elected.

To make a nomination for this Annual Meeting, a stockholder had to submit the required written notice for director nominations between October 28, 2005 and November 27, 2005. The Secretary of the Company did not receive written notice from any stockholder regarding an intention to make a nomination.

Stockholder Communications with the Board

Communications from stockholders to the Board, including stockholder director recommendations and stockholder proposals submitted in accordance with the procedure described below in the section entitled “Stockholder Proposals” may be sent via e-mail to grp-tsa-directors@tsainc.com or via telephone to (402) 390-8993. These communications will be received by the Secretary of the Company, who will forward them to the appropriate committees or members of the Board.

REPORT OF AUDIT COMMITTEE

During fiscal 2005, Audit Committee members were Messrs. Alexander, Curtis, Sanchez and Stokely, each having served for the entire fiscal year with the exception of Mr. Sanchez, who served on the Audit Committee until March 8, 2005. Each of the directors serving on the Audit Committee is “independent” as defined in Rule 4200(a) of the NASD listing standards. The Board has determined that each of the members meets the NASD regulatory requirements for financial literacy and that Mr. Stokely is an “audit committee financial expert” as defined under Commission rules. The Audit Committee operates pursuant to a charter (the “Audit Committee Charter”) approved and adopted by the Board. The Audit Committee amended the Audit Committee Charter on December 13, 2005. A copy of the Audit Committee Charter is available on the Company’s website at www.tsainc.com in the Investor Relations — Corporate Governance section and is attached as Annex A to this Proxy Statement.

The Audit Committee, on behalf of the Board, oversees the Company’s financial reporting process as more fully described in the Audit Committee Charter. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial principles, internal controls over financial reporting and compliance with laws and regulations and ethical business standards. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditor.

The Company’s independent auditor, KPMG LLP (“KPMG”), is responsible for performing independent audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. In fulfilling its oversight responsibilities, the Audit Committee (i) reviewed and discussed the audited financial statements and the footnotes thereto in the Company’s annual report on Form 10-K for fiscal 2005 with management and KPMG, and (ii) discussed the quality, not just the acceptability, of the accounting principles, of the reasonableness of significant judgments and the clarity of the disclosures in the financial statements with management and KPMG. The Audit Committee discussed with the Company’s internal auditors and KPMG, with and without management present, their evaluations of the Company’s internal accounting controls and reviewed with management the bases for management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

The Company’s independent auditor is responsible for expressing opinions on (i) the conformity of the Company’s audited financial statements, in all material respects, to accounting principles generally accepted in the U.S., (ii) management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and (iii) the effectiveness of the Company’s internal controls over financial reporting. The independent auditor has full and free access to the Audit Committee. The Company’s independent auditor has expressed the opinion that the Company’s audited financial statements conform, in all material respects, to accounting principles generally accepted in the U.S.

The Audit Committee reviewed and discussed with the independent auditor its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent auditor under Statement on Auditing Standards No. 61, as amended.

The independent auditor expressed the opinion that management’s assessment that the Company maintained effective control over financial reporting as of September 30, 2005 is fairly stated, in all material respects, based on criteria established in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The independent auditor further expressed the opinion that the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2005, based on the criteria established by COSO.

The Audit Committee discussed with the Company’s independent auditor its independence from management and the Company, and received from them the written disclosures and the letter concerning the independent auditor’s independence required by the Independence Standards Board Standard No. 1.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for fiscal 2005 for filing with the Commission. The Audit Committee also recommended to the Board the selection of KPMG to serve as the Company’s independent auditor for the fiscal year ending September 30, 2006.

MEMBERS OF THE AUDIT COMMITTEE
John E. Stokely, Chairman Roger K. Alexander John D. Curtis

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITOR

The Audit Committee has recommended, and the Board has approved, the appointment of KPMG as the Company’s independent auditor for the fiscal year ending September 30, 2006, subject to stockholder ratification. The Company initially engaged KPMG to serve as its independent auditor on May 29, 2002. Representatives of KPMG are expected to be present at the Annual Meeting to make a statement should they so desire and to respond to appropriate questions.

Audit Fees.   The aggregate fees billed by KPMG for professional services rendered for the audit of the Company’s annual consolidated financial statements for fiscal 2005 and the audit of the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (established under the Sarbanes-Oxley Act of 2002) totaled approximately $2.4 million. The aggregate fees billed by KPMG for professional services rendered for the audit of the Company’s annual consolidated financial statements for fiscal 2004, as well as additional amounts billed after January 27, 2004 for the fiscal 2003 audit, totaled approximately $1.1 million.

Audit-Related Fees.   The aggregate fees billed by KPMG for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees” above totaled $36,500 for fiscal 2005. The professional services rendered consisted of (i) services associated with the

Company’s filing of an SEC S-8 registration statement; and (ii) other technical accounting consultations related to acquisition accounting matters. The aggregate fees billed by KPMG for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees” above totaled $177,000 for fiscal 2004. The professional services rendered consisted of (i) research and consultation related to the Company’s implementation of requirements of the Sarbanes-Oxley Act of 2002; (ii) services associated with the Company’s filing of an SEC S-8 registration statement; and (iii) other technical accounting consultations.

Tax Fees.   The aggregate fees billed by KPMG for tax-related services rendered to the Company for fiscal 2005 and 2004 totaled approximately $191,000 and $630,000, respectively. Tax fees billed by KPMG during fiscal 2005 and 2004 related primarily to tax planning projects and, to a lesser extent, tax compliance issues, including assistance in the preparation of (i) expatriate tax returns and payroll calculations, (ii) original and amended foreign income tax returns, (iii) amended state income tax returns, and (iv) foreign tax credit calculations.

All Other Fees.   In fiscal 2005 and fiscal 2004, there were no other fees billed by KPMG for services rendered to the Company, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee has considered whether the provision of the services by KPMG, as described above in “Tax Fees” and “All Other Fees,” is compatible with maintaining the independent auditor’s independence.

Pre-Approval of Audit and Non-Audit Services

The Company has adopted policies and procedures for pre-approval of all audit and non-audit services to be provided to the Company by its independent auditor and its member firms. Under these policies and procedures, all audit and non-audit services to be performed by the independent auditor must be approved by the Audit Committee. A proposal for audit and non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of the independent auditor are also required. Any engagement letter relating to a proposal must be presented to the Audit Committee for review and approval, and the chairman of the Audit Committee may sign, or authorize an officer of the Company to sign, such engagement letter.

All services provided by the independent auditor in fiscal 2005 were approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the proposal. Because only a majority of shares actually voting is required to approve Proposal 2, an abstention will have no effect on the outcome of the voting on this proposal

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL 2006.

INFORMATION REGARDING STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 31, 2005 by (i) each of the Company’s directors, (ii) each of the Company’s executive officers named in the Summary Compensation Table below, (iii) all executive officers and directors of the Company as a group, and (iv) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock. The percentages in this table are based on 37,153,247 outstanding shares of Common Stock, exclusive of 3,420,508 shares of Common Stock held as treasury stock by the Company. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying options held by that person that will be exercisable within 60 days of December 31, 2005, are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Number of Shares	Percent
Royce & Associates, LLC(1)	3,729,950	10.04%
1414 Avenue of the Americas, New York, NY 10019
Barclays Global Investor, N.A.(1)	3,414,051	9.19%
45 Fremont Street, San Francisco, CA 94105
Westfield Capital Management Company, Inc.(1)	1,885,739	5.08%
One Financial Center, 23rd Floor, Boston, MA 02111
Mark R. Vipond(2)	252,603	*
Anthony J. Parkinson(3)	120,860	*
Philip G. Heasley	110,146	*
David R. Bankhead(4)	75,000	*
Jim D. Kever(5)	53,750	*
Gregory D. Derkacht(4)	53,600	*
Roger K. Alexander(6)	52,750	*
Harlan F. Seymour(7)	30,000	*
John E. Stokely(8)	19,333	*
John D. Curtis(9)	18,333	*
Dennis D. Jorgensen(10)	—	*
All Directors and current Executive Officers as a group (14 persons)	852,420	2.29%

*       Less than 1% of the outstanding Common Stock.

(1)    The number of shares in this table is based on reporting from NASDAQ Online as of September 30, 2005, based on Schedule 13G and 13F filings as of such date, as well as a Schedule 13F filing as of December 30, 2005. The Company is not aware of any additional filings by any person or company known to beneficially own more than 5% of the outstanding shares of Common Stock.

(2)    Includes 223,427 shares issuable upon exercise of vested stock options (as of 60 days following December 31, 2005), 24,176 shares owned directly and 5,000 shares owned by Mr. Vipond’s wife.

(3)    Includes 115,611 shares issuable upon exercise of vested stock options (as of 60 days following December 31, 2005) and 5,249 shares owned directly.

(4)    Consists solely of shares issuable upon exercise of vested stock options (as of 60 days following December 31, 2005).

(5)    Includes 50,250 shares issuable upon exercise of vested stock options (as of 60 days following December 31, 2005) and 3,500 shares owned directly.

(6)    Includes 50,250 shares issuable upon exercise of vested stock options (as of 60 days following December 31, 2005) and 2,500 shares owned directly.

(7)    Includes 28,000 shares issuable upon exercise of vested stock options (as of 60 days following December 31, 2005) and 2,000 shares owned directly.

(8)    Includes 17,333 shares issuable upon exercise of vested stock options (as of 60 days following December 31, 2005) and 2,000 shares owned directly.

(9)    Includes 17,333 shares issuable upon exercise of vested stock options (as of 60 days following December 31, 2005) and 1,000 shares owned directly.

(10)  Mr. Jorgensen retired from the Company effective October 21, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the Commission require the Company’s directors, certain officers and beneficial owners of more than 10% of the outstanding Common Stock to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on behalf of its executive officers on the basis of information obtained from them and review the forms submitted to the Company by its non-employee directors and beneficial owners of more than 10% of the Common Stock. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, officers and beneficial owners of more than ten percent of the Common Stock during or with respect to fiscal 2005 were filed on time.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

The following table sets forth certain compensation information for fiscal 2005, 2004 and 2003 as to the Company’s CEO and its four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2005. The listed individuals are collectively referred to in this Proxy Statement as the “Named Executive Officers” of the Company.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal	Year Ended	Salary	Bonus	Other Annual Compensation	Securities Underlying Options	LTIP Payouts	All Other Compensation
Position	September 30,	($)	($)(1)	($)(2)	(#)(3)	($)	($)(4)
Philip G. Heasley(5)	2005	282,609	—	11,418	1,000,000	—	—
President and Chief	2004	—	—	—	—	—	—
Executive Officer	2003	—	—	—	—	—	—
Gregory D. Derkacht(6)	2005	360,000	450,372	8,000	—	—	4,164
Executive Vice President	2004	360,000	189,934	937	—	—	4,144
	2003	345,000	217,421	84,963	—	—	4,136
Mark R. Vipond	2005	248,768	269,760	7,533	20,000	—	4,164
Senior Vice President	2004	239,200	210,911	5,487	50,000	—	43,335
and President — ACI	2003	239,200	193,727	—	—	—	36,639
Worldwide
Anthony J. Parkinson	2005	218,400	238,743	—	17,500	—	4,164
Senior Vice President	2004	210,000	200,893	—	40,000	—	266,650
and President —	2003	210,000	144,239	—	—	—	4,136
Insession Technologies
Dennis D. Jorgensen	2005	208,000	171,556	24,000	—	—	4,000
Senior Vice President	2004	200,000	223,154	24,000	30,000	—	39,432
and President — IntraNet	2003	200,000	128,124	24,000	—	—	4,300
Worldwide
David R. Bankhead(7)	2005	234,000	147,541	1,285	—	—	4,164
Senior Vice President,	2004	225,000	142,450	42,306	—	—	7,613
Chief Financial Officer	2003	48,098	30,430	8,076	150,000	—	—
and Treasurer

(1)             The Company’s executive officers were eligible for quarterly cash incentive compensation amounts payable pursuant to the Company’s Management Incentive Compensation Plan. Such incentive compensation amounts were generally based upon the Company’s revenue, profit attainment, backlog, cash flow and the financial performance of the executive’s division, with each component having an established weighting within the plan. Mr. Derkacht’s fiscal 2005 amount includes transition bonus amounts of $125,000 and $250,000 earned in connection with the performance of CEO transition services during the third quarter and fourth quarter of fiscal 2005, respectively. Mr. Derkacht’s fiscal 2003 amount includes a special bonus of $50,000 paid in connection with the achievement in fiscal 2003 of certain corporate objectives.

(2)             For Mr. Heasley, this amount includes reimbursement of moving expenses (and the income taxes attributable thereto) in fiscal 2005 in the amount of $11,418. For Mr. Derkacht, this amount includes reimbursement of moving expenses (and the income taxes attributable thereto) in fiscal 2003 in the amount of $83,996, the amount of $8,000 in fiscal 2005 for the value of a trip, and incremental amounts paid by the Company totaling $937 and $967, respectively in fiscal 2004 and fiscal 2003 for his personal use of the Company airplane. For Mr. Vipond, this amount includes $7,533 and $5,487 in fiscal 2005 and fiscal 2004, respectively, for the value of trips. For Mr. Jorgensen, this amount includes a $24,000 annual car allowance. For Mr. Bankhead, this amount includes reimbursement of moving expenses (and the income taxes attributable thereto) in fiscal 2005, fiscal 2004 and fiscal 2003 in the amounts of $1,285, $42,306 and $8,076, respectively.

(3)             Includes options granted under the Company’s 2005 Incentive Plan, 1999 Stock Option Plan, as amended, 1996 Stock Option Plan and 1994 Stock Option Plan, as amended.

(4)             Includes contributions made to the Company’s 401(k) Retirement Plan and amounts paid in connection with long term disability insurance. For fiscal 2005, the Company’s contributions to the Company’s 401(k) Retirement Plan were $4,000 for each of Messrs. Derkacht, Vipond, Parkinson, Jorgensen, and Bankhead. The Company paid $164 for long-term disability insurance for each of Messrs. Derkacht, Vipond, Parkinson, and Bankhead. This amount also includes the payment in fiscal 2004 of deferred compensation amounts to Messrs. Vipond, Parkinson and Jorgenson of $39,191, $262,506 and $35,432, respectively, and a $32,503 deferred compensation payment to Mr. Vipond in fiscal 2003. The Company had a Deferred Compensation Plan (the “DC Plan”) that, during calendar years 1999 and 2000, allowed certain management personnel to defer receipt of their compensation until a future date or until termination of their employment with the Company. Participants in the DC Plan were 100% vested in the sums deferred and the earnings/losses attributed thereto resulting from hypothetical investments made under the terms of the DC Plan. The Company has terminated the DC Plan. The fiscal 2004 amounts paid to Messrs. Vipond, Parkinson and Jorgenson represent the final distributions from the DC Plan made on January 15, 2004.

(5)             Mr. Heasley’s employment with the Company commenced in March 2005. Accordingly, compensation information for fiscal 2005 reflects less than full-year amounts.

(6)             Mr. Derkacht served as President and CEO of the Company until March 8, 2005.

(7)             Mr. Bankhead’s employment with the Company commenced in July 2003. Accordingly, compensation information for fiscal 2003 reflects less than full-year amounts.

Options Granted in Last Fiscal Year

The following table sets forth information concerning the grant of stock options to each of the Named Executive Officers in fiscal 2005. All of these options were granted under the Company’s 2005 Incentive Plan at exercise prices equal to the market value per share of Common Stock as reported by The NASDAQ Stock Market on the day immediately preceding the date of the grant. The options expire ten years from their date of grant. Commission rules require the Company to show hypothetical gains that the Named Executive Officers would have for these options at the end of their terms. The Company calculated these gains assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term as required by Commission rules. These rates of stock price appreciation are not the Company’s estimate or projection of future stock prices.

Option Grants In Last Fiscal Year
Potential Realizable Value
at Assumed Annual
Rates of Stock
Price Appreciation
		Individual Grants			for Option Term(2)
	Number of	Percent of
	Securities	Total Options
	Underlying	Granted	Exercise
	Options	to Employees	Price	Expiration
Name	Granted (#)(1)	in Fiscal Year	($/sh)	Date	5% ($)	10% ($)
Philip G. Heasley	600,000 (3)	46.33%	22.65	3/09/15	8,546,683	21,658,954
	400,000 (4)	30.89%	22.65	3/09/15	5,697,789	14,439,303
Gregory D. Derkacht	—	—	—	—	—	—
Mark R. Vipond	20,000 (3)	1.54%	28.27	9/14/15	355,577	901,102
Anthony J. Parkinson	17,500 (3)	1.35%	28.27	9/14/15	311,130	788,464
Dennis D. Jorgensen	—	—	—	—	—	—
David R. Bankhead	—	—	—	—	—	—

(1)            Vesting of the options granted under the 2005 Incentive Plan shall be determined by the Board in its sole discretion and set forth in the applicable award agreement. Vesting may be either time-vested or performance-vested.

(2)            The potential realizable dollar value of a stock option is the product of (a) the difference between (i) the product of the per-share market price at the time of grant and the sum of one plus the assumed rate of appreciation compounded annually over the term of the stock option and (ii) the per-share exercise price of the stock option and (b) the number of securities underlying the stock option at the end of fiscal 2005.

(3)            These options are time-vested and will vest 25% per year beginning with the first anniversary of the date of grant. Vesting of these options may accelerate upon the occurrence of certain conditions.

(4)            These options vest, if at all, upon the attainment by the Company, at any time following the second anniversary of the date of grant of the option, of a market price per share of the Company’s Common Stock of at least $50 for 60 consecutive trading days. Vesting of these options may accelerate upon the occurrence of certain conditions.

Aggregated Option Exercises in Last Fiscal Year

The following table sets forth information regarding stock option exercises by Named Executive Officers during fiscal 2005, along with option values as of September 30, 2005.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
			Number of
			Securities Underlying		Value of Unexercised
	Shares	Value	Unexercised Options		In-the-Money Options
	Acquired on	Realized	at Fiscal Year-End (#)		at Fiscal Year-End ($)(2)
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Philip G. Heasley	—	—	—	1,000,000	—	5,200,000
Gregory D. Derkacht	295,000	3,439,457	53,600	50,000	936,580	902,500
Mark R. Vipond	—	—	210,927	57,501	2,179,321	369,385
Anthony J. Parkinson	—	—	105,611	47,500	1,160,732	295,500
Dennis D. Jorgensen	32,000	362,436	37,499	22,501	600,965	221,635
David R. Bankhead	—	—	75,000	75,000	1,320,750	1,320,750

(1)            Value realized is calculated based on the difference between the fair market value of the shares acquired and the exercise prices of the exercised options.

(2)            Dollar value of unexercised in-the-money options is calculated based on the difference between the closing price of the Common Stock on The NASDAQ Stock Market on September 30, 2005 ($27.850 per share) and the exercise prices of the options held.

Equity Compensation Plans

The following table sets forth, as of September 30, 2005, certain information related to the Company’s compensation plans under which shares of Common Stock are authorized for issuance:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by securityholders	3,911,506	$16.80	1,943,079	(1)
Equity compensation plans not approved by securityholders(2)	14,712	$14.18	—
Total	3,926,218	$16.79	1,943,079

(1)            Includes shares remaining available for future issuance under the Company’s 1999 Stock Option Plan, as amended, and the 2005 Incentive Plan. The maximum number of shares that may be issued under the 2005 Incentive Plan as restricted stock, restricted stock units, performance shares and performance units (after taking into account forfeitures, expirations and transfers upon satisfaction of any withholding amount) is 2,500,000 shares of Common Stock.

(2)            In connection with its acquisition of MessagingDirect, Ltd. (“MDL”) in 2001, the Company assumed the MDL Amended and Restated Employee Share Option Plan. Options under this plan became 100% vested upon the acquisition and have terms of eight years from the original date of grant by MDL. Under the Company’s 2000 Non-Employee Director Stock Option Plan, options vest annually over a period of three years and have a term of ten years from the date of grant. The exercise price of options granted under the Company’s 2000 Non-Employee Director Stock

Option Plan is equal to the fair market value of the underlying Common Stock at the time of grant. Stockholder approval was neither required nor received in connection with the adoption of these plans and arrangements. Of the 14,712 outstanding options under these plans, 2,212 are options outstanding under the MDL Amended and Restated Employee Share Option Plan and 12,500 are options outstanding under the 2000 Non-Employee Director Stock Option Plan. In connection with stockholder approval of the 2005 Incentive Plan, the Board terminated both the MDL Amended and Restated Employee Share Option Plan and the 2000 Non-Employee Director Stock Option Plan. Termination of such plans did not affect any options outstanding under these plans immediately prior to termination thereof.

Long Term Incentive Awards

The following table sets forth, as of September 30, 2005, certain information related to certain long-term incentive awards granted to the Company’s Named Executive Officers:

Long Term Incentive Plans — Awards In Last Fiscal Year
	Number of	Performance	Estimated Future Payments
	Shares, Units	or Other	under Non-Stock
	or Other	Period Until	Price-Based Plans
	Rights	Maturation	Threshold	Target	Maximum
Name	(#)(1)(2)	Or Payout(1)	(#)	(#)	(#)
Philip G. Heasley	—	—	—	—	—
Gregory D. Derkacht	—	—	—	—	—
Mark R. Vipond	6,000	3 years	—	6,000	9,000
Anthony J. Parkinson	5,500	3 years	—	5,500	8,250
Dennis D. Jorgensen	—	—	—	—	—
David R. Bankhead	—	—	—	—	—

(1)            Pursuant to the Company’s 2005 Incentive Plan, the Company granted long-term incentive program performance share awards (“LTIP Performance Shares”) representing shares of the Company’s Common Stock with a grant date fair value of $28.27 per share. These LTIP Performance Shares are earned, if at all, based upon the achievement, over the three-year period from October 1, 2005 through September 30, 2008 (the “Performance Period”), of performance goals related to (i) the compound annual growth over the Performance Period in the Company’s 60-month contracted backlog as determined by the Company, (ii) the compound annual growth over the Performance Period in the diluted earnings per share as reported in the Company’s consolidated financial statements, and (iii) the compound annual growth over the Performance Period in the total revenues as reported in the Company’s consolidated financial statements. The performance goal weightings are 20% for 60-month contracted backlog, 40% for diluted earnings per share and 40% for total revenues. In no event will any of the LTIP Performance Shares become earned if the Company’s earnings per share is below a predetermined minimum threshold level at the conclusion of the Performance Period.

(2)            Number of shares assuming 100% attainment of performance goals.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

CEO Employment Agreement

On March 8, 2005, the Company entered into an Employment Agreement (the “CEO Employment Agreement”) with Philip G. Heasley, pursuant to which Mr. Heasley agreed to serve as the Company’s President and CEO for an initial term of four years. A copy of the CEO Employment Agreement was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 10, 2005. Under the CEO Employment Agreement, Mr. Heasley will be employed through March 8, 2009 (the “Employment Period”), after which the Employment Period will be extended for successive one-year periods, unless the Company gives 30 days written notice to Mr. Heasley that the Employment Period will not be extended for an additional year or unless the Employment Period otherwise terminates. So long as Mr. Heasley continues to serve as President and CEO, the Board will nominate Mr. Heasley to serve as a member of the Company’s Board of Directors. The CEO Employment Agreement provides that Mr. Heasley will receive an initial base salary of $500,000 per year as well as other compensation, including bonus opportunities, as set forth in the CEO Employment Agreement. For fiscal year 2005, Mr. Heasley’s bonus was based on (i) the achievement of the financial performance objectives set forth in the Company’s 2005 Fiscal Year Management Incentive Compensation Plan, and (ii) the attainment of certain internal planning objectives.

The CEO Employment Agreement requires that Mr. Heasley purchase and hold, during the initial Employment Period, 100,000 shares of the Company’s Common Stock. At the end of fiscal 2005, Mr. Heasley held 105,000 shares of the Company’s Common Stock.

Pursuant to the CEO Employment Agreement, if Mr. Heasley’s employment is terminated by the Company without cause or by Mr. Heasley for good reason, Mr. Heasley will be entitled to (i) a lump sum payment equal to his bonus for the quarter in which his employment is terminated; (ii) a lump sum payment equal to two times the sum of (A) his base salary at the time of termination and (B) his average annual bonus amount received during the two most recent fiscal years of the Company ending prior to the date of termination; and (iii) continued participation in the Company’s medical and dental plans for two years or until he is covered under the plans of another employer. Mr. Heasley will also be subject to non-competition obligations for a period of one year following termination of his employment. The CEO Employment Agreement also provides that if payments by the Company to Mr. Heasley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Heasley will be entitled to a gross up payment such that he will be in the same after-tax position as if no excise tax had been imposed. If Mr. Heasley is entitled to payments under the Change in Control Severance Compensation Agreement (as described below), no payment will be made to Mr. Heasley under the CEO Employment Agreement.

CEO Change in Control Severance Agreement

On March 8, 2005, in connection with the entry into the CEO Employment Agreement described above, the Company entered into a Change in Control Severance Compensation Agreement (the “CEO Change in Control Agreement”) with Mr. Heasley. The CEO Change in Control Agreement provides for a severance payment if Mr. Heasley’s employment is terminated by the Company without cause or by Mr. Heasley with good reason within two years after a change in control of the Company. A copy of the CEO Change in Control Agreement was attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed March 10, 2005. The CEO Change in Control Agreement provides that the severance payment will be a lump sum cash payment and will include (i) a lump sum payment equal to two times the sum of (A) his base salary at the time of termination and (B) his average annual bonus amount received during the two most recent fiscal years of the Company ending prior to the date of termination; (ii) his earned but unpaid base salary through the date of termination of employment; (iii) a quarterly incentive award for the current fiscal quarter, prorated through the date of termination of employment; and (iv) interest on the amounts described in (i), (ii) and (iii). Additionally, Mr. Heasley will be entitled to continued participation in employee benefit plans and programs of the Company for two years or until he receives equivalent coverage and benefits under the plans or programs of a subsequent employer. The CEO Change in Control Agreement also provides that if payments by the Company to Mr. Heasley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Heasley will be entitled to a gross up payment such that he will be in the same after-tax position as if no excise tax had been imposed.

Former CEO Employment Agreement

On December 3, 2001, the Company entered into an employment agreement with Mr. Derkacht, who served as President and CEO of the Company until March 8, 2005, which employment agreement was amended and restated as of April 28, 2003, December 15, 2003, September 28, 2004, August 5, 2005 and December 21, 2005 (the “Derkacht Employment Agreement”). The following is a summary of the Derkacht Employment Agreement, as amended, a copy of which was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed December 22, 2005.

Pursuant to the terms of the Derkacht Employment Agreement, Mr. Derkacht agreed to continue to be employed by the Company as President and CEO through February 28, 2006 (the “Derkacht Term”). Mr. Derkacht continued to serve as the Company’s President and CEO until March 8, 2005 when the Company appointed Mr. Derkacht’s successor, Philip G. Heasley. Pursuant to the terms of the Derkacht Employment Agreement, Mr. Derkacht will perform transition services for the Company until the end of the Derkacht Term or until the Derkacht Employment Agreement is earlier terminated.

The Derkacht Employment Agreement provides that the Company will pay Mr. Derkacht a base salary at the rate of $360,000 per year, as well as other compensation, through December 31, 2005.

In connection with the appointment of Mr. Heasley as Mr. Derkacht’s successor, Mr. Derkacht’s participation in the Company’s annual Management Incentive Compensation Plan ceased, effective as of March 31, 2005, and he became eligible to receive a transition services bonus of up to $500,000 for performing CEO transition services as directed by the Board of Directors. If Mr. Derkacht performs the transition services contemplated under the Derkacht Employment Agreement through the end of the Derkacht Term, Mr. Derkacht will be entitled to a one-time bonus of $500,000 (the “Transition Bonus”) and certain other benefits as provided in the Derkacht Employment Agreement. The Transition Bonus will be paid, if at all, in three installments of $125,000, $250,000 and $125,000, in consideration of transition services performed by Mr. Derkacht during the third and fourth quarter of the Company’s fiscal year 2005 and the first quarter of the Company’s fiscal year 2006, respectively.

Mr. Derkacht’s employment may be terminated for cause as defined in the Derkacht Employment Agreement. Under the Derkacht Employment Agreement, Mr. Derkacht will be entitled to receive a severance payment of $500,000 in the event that the Company terminates Mr. Derkacht’s employment without cause prior to the end of the Derkacht Term. This severance payment would be in lieu of the Transition Bonus (and reduced dollar for dollar by the amount of any previous Transition Bonus payment).

On September 28, 2004, the Company amended and restated the Severance Compensation Agreement dated April 28, 2003 between the Company and Mr. Derkacht (the “Derkacht Severance Agreement”) to provide, in pertinent part, that the Derkacht Severance Agreement shall terminate upon the appointment of a successor President and CEO. The form of the amended and restated Derkacht Severance Agreement was attached as Exhibit E to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 29, 2004. In connection with the appointment of Mr. Heasley as President and CEO, the Company terminated the Derkacht Severance Agreement.

Change in Control and Severance Compensation Agreements

At the end of fiscal 2005, the Company had entered into Change in Control Severance Compensation Agreements (the “Severance Agreements”) with five of the Named Executive Officers, three other executive officers and 10 other employees. As of January 24, 2006, the Company had Severance Agreements with four of the Named Executive Officers, three other executive officers and seven other employees. The Severance Agreement for Mr. Heasley is described under “CEO Change in Control Severance Agreement” and the Severance Agreement for Mr. Derkacht has been terminated as described above. The following is a summary of the other Severance Agreements.

Generally, the Severance Agreements provide that if there is a change in control (as defined in the Severance Agreements) of the Company and the employee’s employment with the Company is subsequently terminated within two years after the change in control, other than as a result of death, retirement, termination by the Company for cause or the employee’s decision to terminate employment other than for good reason, the employee will be entitled to receive from the Company certain payments and benefits. These payments and benefits include (i) a lump-sum payment (the “Lump-Sum Payment”) equal to the employee’s average fiscal-year compensation for the two most recent fiscal years of the Company ending prior to the date of termination; (ii) earned but unpaid base salary through the date of termination; (iii) a quarterly incentive award for the current fiscal quarter prorated through the date of termination equal to the greater of the quarterly incentive award made to the employee for the most recent fiscal quarter ending prior to the date of termination or the average quarterly incentive award made to the employee for the most recent three fiscal years ending prior to the date of termination; (iv) interest on the amounts described in (i), (ii) and (iii); and (v) unless the employee’s termination of employment is the result of the employee’s disability, continued participation at the Company’s cost in employee benefit plans available to Company employees generally in which the employee was participating, until the earlier of receiving equivalent benefits from a subsequent employer or one year from the date of termination.

For purposes of the Severance Agreements, an employee’s fiscal-year compensation generally includes compensation includable in the gross income of the employee, but excludes amounts realized on the exercise of non-qualified stock options, amounts realized from the sale of stock acquired under an incentive stock option or an employee stock purchase plan and compensation deferrals made pursuant to any plan or arrangement maintained by the Company. In the case of three executive officers (including Mr. Heasley), the Lump-Sum Payment shall in no event be less than two times the employee’s annual rate of base salary at the higher of the annual rate in effect (i) immediately prior to the date of termination or (ii) on the date six months prior to the date of termination. In the case of the other executive officers and other employees party to the Severance Agreements, the Lump-Sum Payment shall in no event be less than one times the employee’s annual rate of base salary at the higher of the annual rate in effect (i) immediately prior to the date of termination or (ii) on the date six months prior to the date of termination. Under the Severance Agreements, in the event of a change in control, unvested awards and benefits (other than stock options or awards) allocated to the employee under incentive plans shall fully vest and become payable in cash. However, vesting of stock options or other awards may accelerate upon a chance in control as set forth in the applicable option or award agreement.

The Severance Agreements provide that in the event any payment by the Company would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the employee with respect to such excise tax, then the employee will be entitled to an additional payment in an amount such that, after payment by the employee of all taxes, the employee is in the same after-tax position as if no excise tax had been imposed. Under the Severance Agreements, the Company agrees to indemnify the employee to the fullest extent permitted by law if the employee is a party or threatened to be made a party to any action, suit or proceeding in which the employee is involved by reason of the fact that the employee is or was a director or officer of the

Company, by reason of any action taken by him or of any action on his part while acting as director or officer of the Company or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise. The Company also agrees to obtain and maintain a directors’ and officers’ liability insurance policy covering the employee. The Severance Agreements terminate upon the earlier of (a) termination of employment for any reason prior to a change in control or (b) three years after the date of a change in control.

In addition to the above Severance Agreements, the Company entered into Severance Compensation Agreements (the “Severance Compensation Agreements”) with two executive officers that joined the Company in fiscal 2003. A form of the Severance Compensation Agreement was attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 29, 2004 and as Exhibit 10.15 to the Company’s annual report on Form 10-K for fiscal 2003. The Severance Compensation Agreements provide that if the employee’s employment with the Company is terminated, other than as a result of death, disability, retirement or termination by the Company for cause, the employee will be entitled to receive from the Company a lump-sum payment within five days after the date of termination and certain benefits. The lump-sum payment and benefits include (i) base salary for six months; (ii) earned but unpaid base salary through the date of termination; (iii) a quarterly incentive award for the current fiscal quarter prorated through the date of termination equal to the quarterly incentive award made to the employee for the most recent fiscal quarter ending prior to the date of termination; and (iv) continued participation at the Company’s cost in employee benefit plans available to Company employees generally in which the employee was participating, until the earlier of receiving equivalent benefits from a subsequent employer or six months from the date of termination.

Non-Compete Agreements

Each of Messrs. Parkinson and Vipond are parties to the Stock and Warrant Holders Agreement, dated as of December 31, 1993, whereby each has agreed not to compete with the Company for so long as he is employed by the Company. At the election of the Company, the non-compete agreement may be extended for two years after termination of employment provided that, with respect to Mr. Parkinson, the Company pays for a period of two years, in accordance with the Company’s normal pay periods, 100% of his average annual compensation, defined to be the average annual compensation (consisting of salary and cash compensation pursuant to incentive plans) for the three calendar years preceding the date of termination. The Company may elect to extend the non-compete agreement with respect to Mr. Vipond for a period of two years upon the same terms, except that the Company is obligated to pay only 50% of his average annual compensation if termination of employment is voluntary or for cause.

REPORT OF COMPENSATION COMMITTEE

The Company has a standing Compensation Committee. The Compensation Committee operates pursuant to a charter (the “Compensation Committee Charter”) approved and adopted by the Board. A copy of the Compensation Committee Charter is available on the Company’s website at www.tsainc.com in the Investors — Corporate Governance section. The Compensation Committee members are Messrs. Alexander, Kever and Seymour, each of whom served for all of fiscal 2005 and is “independent” as defined in Rule 4200(a) of the NASD listing standards. The Compensation Committee approves base salary and incentive compensation for, and addresses other compensation matters with respect to, officers of the Company, including executive officers. The Compensation Committee grants all stock options and other equity awards to executive officers and other employees based on management’s recommendations.

The Company’s fiscal 2005 executive compensation program consisted of base salaries, annual incentive plans and stock options. The Company’s compensation program is intended to provide executive officers with overall levels of compensation opportunity that are competitive within the software and computer services industries, as well as within a broader spectrum of companies of comparable size and complexity. The Company’s compensation program is structured and administered to support the Company’s business strategy and generate favorable returns for its stockholders.

Prior to setting fiscal 2005 executive officer compensation, the Compensation Committee engaged Watson Wyatt Worldwide (“Watson Wyatt”) to evaluate the competitiveness of the Company’s executive compensation program. Utilizing a peer group of similar companies approved by the Compensation Committee, Watson Wyatt provided an assessment of the Company’s executive compensation program. This assessment was considered in establishing the fiscal 2005 compensation program for executive officers.

In late fiscal 2005, the Company adopted a long-term incentive program (“LTIP”) pursuant to which the Company’s executive officers and other senior managers will be eligible to receive performance shares on an annual basis. The performance shares are earned based upon the achievement, over a three-year period (the “Performance Period”), of performance goals relating to the following: (a) the compound annual growth over the Performance Period in the 60-month contracted backlog for the Company and all subsidiaries as determined by the Company, (b) the compound annual growth over the Performance Period in the diluted earnings per share as reported in the Company’s financial statements, and (c) the compound annual growth over the Performance Period in the total revenues as reported in the Company’s financial statements. Each of the performance goals will have an established weighting within the applicable annual statement of performance goals. Together with stock options, performance shares serve to align executives’ interests with stockholders and provide incentives for the creation of long-term stockholder value. The Performance Period for the initial grant of performance shares commences with fiscal 2006 and runs through fiscal 2008.

Base Salary.   Each executive officer’s base salary, except the CEO’s, is based on the recommendation of the CEO to the Compensation Committee. The recommendations made to the Compensation Committee during fiscal 2005 were derived primarily from the Watson Wyatt competitive assessment. Other factors used in formulating base salary recommendations included the Company’s operating budget for the year, a desire to phase in compensation changes over more than one fiscal year, relative levels of incentive compensation and long-term equity compensation, the performance of a particular executive’s business unit or department in relation to established strategic plans, and the overall operating performance of the Company. Based on the competitive assessment, one of the Company’s executive officers, excluding the CEO, received base salary above the median of the competitive market data. The remaining executive officers earned fiscal 2005 base salaries at or below the median of the competitive market data.

Incentive Compensation Plan.   A cash incentive compensation plan is established for each executive officer at the beginning of each fiscal year as part of Company’s review of its strategic plan and establishment of its annual operating budget. The CEO provides recommendations to the Compensation Committee for incentive compensation for each executive officer, excluding himself. The fiscal 2005 incentive compensation recommended for each executive officer was derived in part from the Watson Wyatt competitive assessment.

In fiscal 2005, an executive’s potential compensation under the Company’s incentive compensation plans was related to the Company’s revenue, operating margins, cash flows and the financial performance of the executive’s division or department, with each component having an established weighting within a plan. The plans provided for incentive payments ranging from 0% to 200% of the targeted incentive with 50% of the targeted incentive compensation (for 95% achievement of the established components) to 200% of the targeted incentive compensation (for 120% achievement of the established components). The incentive compensation earned during fiscal 2005 by the Company’s executive officers exceeded targeted levels established for five executive officers.

Three of the Company’s executive officers, excluding the CEO, received total fiscal 2005 compensation, consisting of base salary plus incentive compensation, at or above the median of the competitive market data. Two of the three executive officers served as president of a business unit.

Long-Term Equity Compensation.   In fiscal 2005, long-term equity compensation consisted of the expected value of stock options. Stock options are granted to executive officers and other key employees in amounts based upon their position and individual performance. Stock options are granted at fair market value at the time of grant and have a term of ten years. Commencing with fiscal 2006, long-term equity compensation includes performance shares under the LTIP.

CEO’s Compensation.   On March 8, 2005, the Company entered into an employment agreement with Philip G. Heasley. (the “CEO Employment Agreement”). The CEO Employment Agreement provides that Mr. Heasley will receive an initial base salary of $500,000 per year and shall be eligible for on-target incentive compensation of $500,000 per year. In determining the CEO compensation, the Compensation Committee engaged Watson Wyatt to provide a competitive analysis of CEO compensation and, along with other of the Company’s outside advisors, to provide advice and counsel on the material terms of the CEO employment Agreement. The Compensation Committee believes that the structure of Mr. Heasley’s compensation, consisting of base salary, incentive compensation and stock option awards, aligns Mr. Heasley’s interests with the long-term interest of the Company’s stockholders.

Mr. Heasley’s annualized base salary of $500,000 is between the 50th and 75th percentile of the competitive market data provided by Watson Wyatt. At 100% of his base salary, Mr. Heasley’s on-target incentive compensation is a significant portion of his total potential annual compensation. The Compensation Committee determined that tying a significant portion of Mr. Heasley’s potential annual compensation to performance criteria established under the Company’s incentive compensation plans provides appropriate incentive for Mr. Heasley to achieve the Company’s financial and strategic objectives. Mr. Heasley’s total on-target annualized compensation of $1,000,000 is at approximately the 75th percentile of the competitive market data.

For fiscal 2005, Mr. Heasley’s incentive compensation was based upon (i) the achievement of key financial performance objectives established under the Company’s 2005 incentive compensation plan for executive officers generally, and (ii) the attainment of certain internal planning objectives established by the Company’s Board. The Compensation Committee determined that these objectives were met and, accordingly, Mr. Heasley received fiscal 2005 incentive compensation of $250,000, the annual on-target amount pro rated for the two fiscal quarters in which Mr. Heasley served as CEO. Commencing in fiscal 2006, Mr. Heasley’s incentive compensation will be based upon the criteria established under the Company’s incentive compensation plans.

Pursuant to the CEO Employment Agreement, the Company granted Mr. Heasley an option to purchase 1,000,000 shares of Common Stock of the Company with an exercise price of $22.65 per share. Six hundred thousand (600,000) of the option shares are time-vested and will vest 25% per year beginning with the first anniversary of the date of grant. The remaining four hundred thousand (400,000) of the option shares are performance-vested and will vest, if at all, upon the attainment by the Company, at any time following the second anniversary of the date of grant of the option, of a market price per share of the Company’s Common Stock of at least $50 for 60 consecutive trading days. Mr. Heasley’s stock option agreement provides for accelerated vesting of the option shares under certain circumstances as set forth in the option agreements.

The CEO Employment Agreement requires that Mr. Heasley purchase and hold during the initial four-year term of the agreement 100,000 shares of the Company’s Common Stock. At the end of fiscal 2005, Mr. Heasley held 105,000 shares of the Company’s Common Stock.

Former CEO’s Compensation.   The Company and Mr. Derkacht, the Company’s former CEO, originally entered into an employment agreement dated as of December 3, 2001, which employment agreement was last amended and restated as of December 21, 2005. Mr. Derkacht’s compensation as President and CEO was determined by the Compensation Committee based on the same criteria used for executive officers generally. Under the Derkacht Employment Agreement Mr. Derkacht received a base salary at the rate of $360,000 per year and incentive compensation of $75,372 for the first two fiscal quarters of 2005. Upon the appointment of Mr. Heasley as the Company’s President and CEO in March 2005, Mr. Derkacht was no longer eligible to receive incentive compensation under the Company’s incentive compensation plan but became eligible to receive a transition services bonus of up to $500,000 for performing CEO transition services as directed by the Board of Directors. In fiscal 2005, the Company paid Mr. Derkacht $125,000 of the $500,000 transition services bonus, and in November 2005, the Company paid Mr. Derkacht an additional $250,000 of the transition services bonus for transition services performed during the fourth quarter of fiscal 2005. Mr. Derkacht currently serves as Executive Vice President of the Company and the term of his employment agreement expires February 28, 2006.

Compliance with Internal Revenue Code Section 162(m).   Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation’s CEO and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance-based portion of the compensation of its other executive officers in a manner that complies with this statute.

MEMBERS OF THE COMPENSATION COMMITTEE
Roger K. Alexander, Chairman Jim D. Kever Harlan F. Seymour

Compensation Committee Interlocks and Insider Participation.   No member of the Compensation Committee was at any time during fiscal 2005, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

PERFORMANCE GRAPH

In accordance with applicable Commission rules, the following table shows a line-graph presentation comparing cumulative stockholder return on an indexed basis with a broad equity market index and either a nationally-recognized industry standard or an index of peer companies selected by the Company. The Company has selected the S&P 500 Index and the NASDAQ Computer & Data Processing Services Index for comparison.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
AMONG TRANSACTION SYSTEMS ARCHITECTS, INC., THE S&P 500 INDEX
AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

ANNUAL REPORT

Stockholders may obtain a copy of the Company’s Annual Report and a list of the exhibits thereto without charge by written request delivered to the Company, Attn: Investor Relations, 224 South 108th Avenue, Omaha, Nebraska 68154.   The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge on the Company’s website at www.tsainc.com as soon as reasonably practicable after the Company files such information electronically with the Commission.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Company’s 2007 Annual Meeting of Stockholders must be received at the office of the Company’s Secretary, 224 South 108th Avenue, Omaha, Nebraska 68154, no later than September 26, 2006, to be considered for inclusion in the proxy statement and form of proxy for that meeting. The Corporate Governance Committee will review proposals submitted by stockholders for inclusion at the Company’s next annual meeting of stockholders and will make recommendations to the Board on an appropriate response to such proposals.

Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a stockholder proposal to be raised at its next annual meeting of stockholders in accordance with the requirements of the Company’s Bylaws, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the stockholder proposal without any discussion of the matter in the proxy statement. The Company’s Bylaws provide that written notice of a stockholder proposal must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual stockholders’ meeting.

As to each matter the stockholder proposes to bring before the 2007 Annual Meeting of Stockholders, the stockholder’s notice must set forth: (i) a brief description of the business desired to be brought before the 2007 Annual Meeting of Stockholders and the reasons for conducting such business at such annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. The Company’s Bylaws also provide that the chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the annual meeting and, if he should so determine, such business shall not be transacted.

OTHER MATTERS

The Board does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

By Order of the Board of Directors,

Dennis P. Byrnes Secretary

ANNEX A

TRANSACTION SYSTEMS ARCHITECTS, INC.
AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) of Transaction Systems Architects, Inc. (the “Company”) is appointed by the Board of Directors (the “Board”) to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In this regard, the Committee assists the Board in monitoring the:

•       integrity of the Company’s financial statements;

•       Company’s compliance with legal and regulatory requirements;

•       independence and performance of the Company’s independent auditor; and

•       performance of the Company’s internal audit function and independent auditor.

Committee Membership

The Committee shall consist of Board members and have no fewer than three members. The members of the Committee shall meet the applicable independence and experience requirements of (1) the Nasdaq Stock Market, (2) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (3) the rules and regulations of the Securities and Exchange Commission (the “SEC”), as such requirements are interpreted by the Board in its business judgment. At least one member of the Committee shall be an “audit committee financial expert” as defined by the rules and regulations of the SEC and under the Exchange Act.

The members of the Committee shall be recommended by the Nominating and Corporate Governance Committee and shall be appointed by the Board at its first meeting following the Company’s annual meeting of stockholders. Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chairman by majority vote of the full Committee membership.

Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. Meetings may be called by the Chairman of the Committee, a majority of the members of the Committee or the Chairman of the Board. All meetings of and other actions by the Committee shall be held and taken pursuant to the Bylaws of the Company, including Bylaw provisions governing notice of meetings and waiver thereof, the number of Committee members required to take actions at meetings and by written consent, and other related matters.

The Committee may meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company, the independent auditor, the Company’s outside counsel or the Committee’s counsel or other advisors to attend a meeting (or executive session) of the Committee or to meet with any members of, or advisors or consultants to, the Committee.

Reports of meetings, and actions taken at a meeting or by consent, of the Committee since the most recent Board meeting shall be made by the Committee Chairman or his or her delegate to the Board at the next regularly scheduled Board meeting or action and shall be accompanied by any recommendation from the Committee to the Board. In addition, the Committee Chairman or his or her delegate shall be available to answer any questions the other directors may have regarding the matters considered and actions taken by the Committee.

Committee Authority and Responsibilities

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company or its subsidiaries by its independent auditor, subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may delegate to one or more members the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such members to grant preapprovals shall be presented to the full Committee at its next scheduled meeting. The Committee may establish pre-approval policies and procedures.

The independent auditor shall not perform, nor shall the Committee approve the performance by the independent auditor of, services prohibited by the Exchange Act or other applicable laws, rules and regulations.

The Committee shall have the resources and authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services and to any advisors employed by the Committee.

The Committee shall review and reassess the adequacy of this Charter annually. The Committee shall annually review the Committee’s own performance.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.    Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

2.    Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Quarterly Reports on Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.    Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.    Review and discuss with management, the senior internal audit executive and the independent auditor the Company’s annual assessment of the effectiveness of its internal controls and the independent auditor’s attestation and report about the Company’s assessment.

5.    Review and discuss reports from the independent auditor on:

(a)   All critical accounting policies and practices to be used;

(b)   All alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including (i) ramifications of the use of such alternative disclosures and treatments, and (ii) the treatment preferred by the independent auditor; and

(c)   Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.    Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

7.    Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

8.    Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

9.    Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, or any successor requirement, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

10.  Review disclosures made to the Committee by the Company’s principal executive officer and principal financial officer during their certification process for the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q regarding (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data; and (ii) any fraud involving management or other employees who have a significant role in the Company’s internal controls and procedures for financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor

11.  Review and evaluate the lead partner of the independent auditor team.

12.  Evaluate the qualifications, performance and independence of the independent auditor. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

13.  Ensure receipt from the independent auditor of a formal written statement delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No.1 and actively engage in a dialogue with the independent auditor about any disclosed relationships or services that may impact the objectivity and independence of the auditor, and take appropriate action to oversee the independence of the independent auditor.

14.  Ensure the rotation of the audit partners as required by law.

15.  Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

16.  Discuss with the independent auditor material issues on which the independent auditor’s national office was consulted by the Company’s audit team.

17.  Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

18.  Review the appointment and replacement of the senior internal auditing executive.

19.  Review the significant reports to management prepared by the internal auditing department and management’s responses.

20.  Discuss with management and the independent auditor the internal audit department responsibilities, budget, staffing and performance review and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

21.  Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

22.  Obtain reports from management, the independent auditor and the Company’s senior internal auditing executive that the Company is in conformity with the Company’s Code of Business Conduct and Ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with the Company’s Code of Business Conduct and Ethics.

23.  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

24.  Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

25.  Discuss with the Company’s internal and external legal counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

26.  Review and approve all related party transactions.

27.  Approve the Audit Committee Report required by the SEC to be included in the Company’s annual proxy statement.

Limitation of the Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Revised December 2005

TRANSACTION SYSTEMS ARCHITECTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 7, 2006

10:00 a.m.

Marriott Omaha Hotel

10220 Regency Circle

Omaha, Nebraska 68114

Transaction Systems Architects, Inc. 224 South 108th Avenue, Omaha, Nebraska 68154	Proxy Card

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 7, 2006.

The undersigned hereby appoints David R. Bankhead, Dennis P. Byrnes and William J. Hoelting (collectively referred to as the “Named Proxies”), and each of them, with power to appoint a substitute, to vote, in accordance with the specifications appearing below, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Transaction Systems Architects, Inc., a Delaware corporation, to be held on Tuesday, March 7, 2006, at 10:00 a.m. CST (Omaha time) at the Marriott Omaha Hotel, 10220 Regency Circle, Omaha, Nebraska, and at all adjournments thereof, and, in their discretion, upon all other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof, and hereby revokes all former proxies. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED ONLY AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

VOTE BY PHONE  —  TOLL FREE  —  1-800-560-1965  —  QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. CST (Omaha time) on March 6, 2006.

•                  Please have your Proxy Card and the last four digits of your Social Security Number or your taxpayer identification number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET  —  http://www.eproxy.com/tsai/  —  QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. CST (Omaha time) on March 6, 2006.

•                  Please have your Proxy Card and the last four digits of your Social Security Number or your taxpayer identification number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•                  Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided or return it to Transaction Systems Architects, Inc., c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

   Please detach here

The Board of Directors recommends a vote FOR all nominees for director and FOR Proposal 2.

1.	ELECTION OF DIRECTORS:	01	Roger K. Alexander	02	John D. Curtis	☐	FOR all nominees	☐	WITHHOLD
		03	Philip G. Heasley	04	Jim D. Kever		(except as noted		all nominees
		05	Harlan F. Seymour	06	John E. Stokely		below)

(To withhold authority to vote for any indicated nominee(s), write the number(s) to the left of the nominee(s) in the box provided to the right)

2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.					☐	FOR ☐	AGAINST	☐ ABSTAIN

In their discretion, the Named Proxies are authorized to vote on such other business as may properly come before the Annual Meeting, including on the election of any substituted director nominee.

Address Change? If so, mark box ☐ and indicates changes below:						Dated __________________________, 2006

						Signature
						(If there are co-owners both must sign)

						Please sign exactly as your name(s) appear on the
						Proxy Card. If held in joint tenancy, all persons must
						sign. Trustees, administrators, etc. should include title
						and authority. Corporations should use full name of
						corporation and title of authorized officer signing the
						Proxy Card.